Exhibit 10.2

SUPPLEMENTAL INDENTURE
THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 31, 2026, by and among INNOVATE Corp. (f/k/a HC2 Holdings, Inc.), a Delaware corporation (the “Company”), the subsidiary guarantors party to the Indenture referred to below (the “Subsidiary Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and collateral trustee (the “Collateral Trustee”) under the Indenture referred to below.
W I T N E S S E T H
WHEREAS, the Company and Subsidiary Guarantors have heretofore executed and delivered to the Trustee and the Collateral Trustee an indenture (as amended and supplemented from time to time, the “Indenture”), dated as of August 4, 2025, providing for the issuance of 9.5% Convertible Senior Secured Notes due 2027 (the “Notes”), as supplemented by that certain First Supplemental Indenture, dated as of May 29, 2026;
WHEREAS, Section 16.02 of the Indenture provides that the Company may amend or supplement certain provisions of the Indenture (i) with the consent of the Holder of each outstanding Note affected thereby or (ii) with the consent of Holders of not less than a majority in Principal Amount of the outstanding Notes (in either case, each such Holder, a “Consenting Holder”);
WHEREAS, the Company desires to amend the Indenture to permit the Company to pay interest with respect to the Second Interest Period (as defined below) on the Consenting Holder Notes (as defined below) by increasing the principal amount of Notes represented by a Global Note or through the issuance of PIK Notes, in each case in accordance with the amendments set forth herein;
WHEREAS, as evidenced by the Officer’s Certificate delivered to the Trustee by the Company on the date hereof, pursuant to Section 16.03 of the Indenture, the Consenting Holders as of the date hereof have delivered their consents to (i) amend the Indenture as set forth in Article 2 herein in accordance with the provisions of the Indenture, (ii) consent to the issuance of certain additional New Senior Secured Notes and (iii) waive any potential Default or Event of Default that may have occurred, or that may arise under the Indenture, directly or indirectly, as a result of, or in connection with, the execution of this Supplemental Indenture, the issuance of any PIK Notes or Additional Notes hereunder and the issuance of additional New Senior Secured Notes;
WHEREAS, pursuant to Section 16.03 of the Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel from the Company and is authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and make it a valid and binding obligation of the Company, in accordance with its terms, have been done, performed or waived.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE 1.
DEFINITIONS
Section 1.01     Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
ARTICLE 2.
AMENDMENTS
Section 2.01    Amendments. Pursuant to the terms of this Supplemental Indenture, the Indenture is hereby amended as follows:
a)Section 1.01 of the Indenture is hereby amended by:

(i) adding the following definitions in their relevant alphabetical location:

“Consent Fee” means the fee, in an amount equal to 1.50% of the principal amount of the Notes held by Consenting Holders immediately prior to effectiveness of the Second Supplemental Indenture, in respect of which they have granted consents, in the form of Additional Notes paid by Company to the Consenting Holders in connection with their consent to the amendments set forth in the Second Supplemental Indenture.

“Consenting Holder” means each Holder of Notes who has consented to the amendments to the Indenture set forth in the Second Supplemental Indenture.

“Consenting Holder Notes” means the Notes held by Consenting Holders in respect of which they have granted consents to the Second Supplemental Indenture (including any PIK Notes issued in respect thereof).

“Second Interest Payment Date” means August 1, 2026.

“Second Interest Period” means the period commencing on and including February 1, 2026, and ending on and including the day immediately preceding August 1, 2026.

“Second Supplemental Indenture” means that certain Supplemental Indenture, dated as of July 31, 2026.

(ii) modifying the definition of “Permitted Liens” by replacing clause (2) thereof in its entirety with the following:

“Liens on the Collateral to secure Obligations in respect of the Notes (excluding any Additional Notes other than Notes referred to in clause (c), (d) or (e) of Section 4.19(b)(4)) and any related Note Guarantees;”

(iii) modifying the definition of “Permitted Liens” by replacing clause (21) thereof in its entirety with the following:

“Liens on the Collateral securing Debt (and any Permitted Refinancing Debt thereof) permitted pursuant to (i) clause (ii) of Section 4.19(b)(19) and clauses (b), (f), (g), (h) and (i)(y) of Section 4.19(b)(4), in each case, on a senior basis to the Liens on the Collateral securing the Obligations pursuant to the Notes Documents and (ii) (I) clause (iii) of Section 4.19(b)(19) and (II) Section 4.19(b)(21), in each case, on a junior basis to the Liens on the Collateral securing the Obligations pursuant to the Notes Documents; provided that, in each case, the authorized representative of the holders of such Debt shall be subject to the applicable Intercreditor Agreement(s).”

b)Section 2.01 of the Indenture shall be amended to add the following sentence as a new paragraph:

“The Consenting Holder Notes shall be issued with the Restricted Notes Legend.”

c)The third paragraph of Section 2.03 of the Indenture shall be amended and restated in its entirety as follows:

“Interest on the Notes with respect to the First Interest Period [Consenting Holder Notes only: and the Second Interest Period] shall be payable, by increasing the aggregate principal amount of one or more outstanding Notes or issuing PIK Notes (“PIK Interest” and any payment of PIK Interest, a “PIK Payment”). PIK Interest on the Notes, for the First Interest Period [Consenting Holder Notes only: and the Second Interest Period], will be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for the First Interest Period [Consenting Holder Notes only: or Second Interest Period, as applicable] (rounded up to the nearest whole Dollar) and (y) with respect to Notes represented by Physical Notes, by issuing Notes in registered form in an aggregate principal amount equal to the amount of PIK Interest for the First Interest Period [Consenting Holder Notes only: or Second Interest Period, as applicable] (rounded up to the nearest whole Dollar), and the Trustee will, at the request of the Company, authenticate and deliver such Notes in registered form for original issuance to the Holders on the applicable record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any Notes issued in registered form will be dated as of [Notes other than Consenting Holder Notes only: February 1, 2026][Consenting Holder Notes only: the Interest Payment Date on which the PIK Notes were issued], and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will mature on March 1, 2027, and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any Physical Notes will be issued with the description “THIS IS A PIK NOTE” on the face of such Notes, and references to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of any PIK Payment. The calculation of PIK Interest will be made by the Company or on behalf of the Company by such Person as the Company shall designate, and such calculation and the correctness thereof shall not be a duty or obligation of the Trustee. Notwithstanding anything in the Indenture or this Note to the contrary, the payment of accrued interest (including interest that would be PIK Interest when paid) in connection with any redemption of Notes as described under Article 5 of the Indenture, any repurchase of the Notes as described under Sections 4.20 and Article 8 of the Indenture and at maturity shall be made solely in cash. PIK Interest on the Notes will be paid in denominations of $1,000 and integral multiples of $1.00 in excess thereof. Interest on the Notes for any Interest Period other than the First Interest Period [Consenting Holder Notes only: or the Second Interest Period] shall be paid solely in cash.”

d)The first paragraph of Section 3.01 of the Indenture shall be amended and restated in its entirety as follows:

“The aggregate Principal Amount of Notes that may be authenticated and delivered under this Indenture is initially limited to $53,455,930 (the “Initial Notes”), except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.05, 3.06, 3.07, 3.08, 3.09, 3.11, 3.12 or 8.04. The Company may, from time to time after the execution of this Indenture, execute and deliver to the Trustee for authentication Additional Notes of an unlimited aggregate principal amount, and the Trustee shall thereupon authenticate and deliver said Additional Notes to or upon the written order of the Company, without any further action by the Company hereunder; provided, however, that no such Additional Notes may be issued under the same CUSIP number unless fungible with the Initial Notes (other than Physical Notes, the Rule 144A Note and the PIK Notes) under U.S. securities laws and for U.S. federal income tax purposes. Additional Notes shall have the same terms as Initial Notes (other than issue price, and in some cases, the date from which interest shall accrue).”

e)Section 3.14 of the Indenture shall be amended and restated in its entirety as follows:

“As further set forth in Section 2.03, interest on the Notes with respect to the First Interest Period shall be payable in the form of PIK Interest on the then-outstanding principal amount of Notes. Solely with respect to the Consenting Holder Notes, interest with respect to the Second Interest Period shall be payable in the form of PIK Interest on the then-outstanding principal amount of Consenting Holder Notes. In connection with a PIK Payment in respect of the Notes, the Company will, without the consent of Holders, either increase the aggregate principal amount of an outstanding Note or issue PIK Notes under this Indenture. Pursuant to this Section 3.14 and Section 2.03, and as further set forth in Section 4.01, on the First Interest Payment Date or, in the case of Consenting Holder Notes, the Second Interest Payment Date, as applicable, the Company shall deliver to the Trustee (i) a written order of the Company to increase the aggregate principal amount of an outstanding Note as a result of such PIK Payment in the amount set forth in such order or (ii) PIK Notes duly executed by the Company together with a Company Order pursuant to Section 3.04 requesting the authentication of such PIK Notes by the Trustee. If the Company makes the PIK Payment by increasing the aggregate principal amount of an outstanding Note, the Trustee, or the Depositary at the direction of the Trustee, shall increase the outstanding aggregate principal amount of such Note by an amount equal to the PIK Interest payable, rounded up to the nearest whole dollar, for the First Interest Period or, in the case of Consenting Holder Notes, for the Second Interest Period, as applicable, on the principal amount of such Note, to the credit of the Holders, as applicable, on the applicable record date and an adjustment will be made on the register maintained with the Registrar with respect to such Note to reflect such increase and thereafter shall be part of the outstanding principal amount of the Notes for all purposes of this Indenture and the Security Documents. If the Company makes the PIK Payment by issuing PIK Notes, the principal amount of such PIK Notes issued to any Holder, for the First Interest Period or, in the case of the Consenting Holder Notes, for the Second Interest Period, as applicable, as of the applicable record date, will be rounded up to the nearest whole dollar. For the avoidance of doubt, following the increase in the aggregate principal amount of any outstanding Note as a result of a PIK Payment, such Note will bear interest on such increased aggregate principal amount from and after the date of such PIK Payment at the rate applicable to the Notes in the manner set forth in Section 2.03. Any PIK Notes issued in the form of definitive notes will be dated as of the Interest Payment Date on which the PIK Notes were issued and will bear interest from and after such date at the rate applicable to the Notes in the manner set forth in Section 2.03. All Notes issued pursuant to a PIK Payment will mature on March 1, 2027, and will be governed by, and subject to the terms, provisions and conditions of, this Indenture and shall have the same terms as the applicable Initial Notes, subject to the terms of Sections 2.02 and 2.03. Any certificated PIK Notes will be issued with the description “THIS IS A PIK NOTE” on the face of such PIK Note, but shall be treated for all purposes under this Indenture with the same rights and obligations as the Notes.

Interest on the Notes for any Interest Period other than the First Interest Period and, in the case of Consenting Holder Notes, the Second Interest Period, shall be paid solely in cash.”

f)The last sentence of Section 4.04(a) shall be amended and restated in its entirety as follows:

“With respect to the First Interest Period or the Second Interest Period, as applicable, the Company shall deliver to the Trustee the documentation necessary to increase the principal balance of the Notes to pay PIK Interest or to issue the PIK Notes.”

g)Section 4.17(b) of the Indenture is hereby amended by (a) deleting the “and” at the end of clause (6) thereof, (b) inserting an “and” at the end of clause (7) thereof and (c) inserting a new clause (8) at the end of Section 4.17(b) as follows:

“(8) the redemption or defeasance of the Existing Convertible Notes, including payment at maturity thereof.”

h)Section 4.19(b) of the Indenture is hereby amended by replacing clause (4) thereof in its entirety with the following:

“(4)        Debt of the Company. Debt of the Company pursuant to (a) the Notes issued on the Issue Date, (b) Additional New Senior Secured Notes in an aggregate principal amount not to exceed $2,073,143, (c) PIK Notes issued in payment of interest accrued on the Notes during the First Interest Period pursuant to the terms hereof, (d) PIK Notes issued in payment of interest accrued on the Notes during the Second Interest Period pursuant to the terms hereof, (e) Additional Notes issued in payment of the Consent Fee, (f) additional New Senior Secured Notes issued as payment in kind of interest accrued on the New Senior Secured Notes during the interest period thereunder ending February 15, 2026, pursuant to the terms thereof, (g) additional New Senior Secured Notes issued as payment in kind of interest accrued on the New Senior Secured Notes during the interest period thereunder ending August 1, 2026, pursuant to the terms thereof as amended by the second supplemental indenture to the New Senior Secured Notes Indenture, (h) additional New Senior Secured Notes issued as payment for the consent fee payable to the holders of the New Senior Secured Notes consenting to the second supplemental indenture to the New Senior Secured Notes Indenture and (i) Debt of any Subsidiary Guarantor pursuant to a (x) Note Guarantee (including of permitted Additional Notes and PIK Notes) or (y) guarantee of New Senior Secured Notes (including the additional New Senior Secured Notes referenced in this clause);”
ARTICLE 3.
MISCELLANEOUS
Section 3.01     Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 3.02    Severability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 3.03    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
Section 3.04    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.05    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full.
Section 3.06    Indemnification.
a)The Company agrees to indemnify and hold harmless each Consenting Holder and each of its respective Affiliates, successors and assignors and all their respective officers, directors (or equivalent managers), members, partners, trustees, employees, equity holders, advisors, agents and other representatives of each of the foregoing and their respective successors and permitted assigns (each, an “Indemnified Person”) from and against any and all actual losses, claims, damages, and liabilities, joint or several, to which any such Indemnified Person may become subject arising out of, in connection with, or as a result of this Supplemental Indenture, or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (limited, in the case of legal fees of any Consenting Holder, to (i) one counsel for all such Consenting Holders taken as a whole (and, in the case of an actual or perceived conflict of interest, where the applicable Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, one additional counsel to such affected Indemnified Person), (ii) if necessary, a single local counsel for all such Consenting Holders taken as a whole in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest, where the applicable Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, one additional counsel to such affected Indemnified Person in each relevant jurisdiction), which may include special counsel acting in multiple jurisdictions, and (iii) if necessary, a single regulatory and/or specialty counsel for all such Consenting Holders taken as a whole for each relevant specialty area (and, in the case of an actual or perceived conflict of interest, where the applicable Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, one additional counsel to such affected Indemnified Person for each relevant specialty area), in each case, regardless of whether any Indemnified Person is a party thereto, whether or not the transactions contemplated hereby are consummated, and whether or not such proceeding is brought by you, your equity holders, affiliates, creditors, or any other third person); provided that no Indemnified Person will be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or related expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense that arises from (i) the bad faith, fraud, gross negligence or willful misconduct of, or material breach of this Supplemental Indenture by, as determined by a court of competent jurisdiction in a final and non-appealable decision, such Indemnified Person (or any of its Affiliates, successors and assignors and their respective officers, directors (or equivalent managers), members, partners, trustees, employees, equity holders, advisors, agents and other representatives) (it being agreed that a Consenting Holder’s compliance with, or execution, implementation or consummation of, as applicable, this Supplemental Indenture shall not be deemed bad faith, fraud, gross negligence or willful misconduct) or (ii) any disputes solely among Indemnified Persons and not arising out of any act or omission of the Company. In no event will any Indemnified Person, any other party hereto, the Company or any of its officers, directors, partners, trustees, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons and each of their respective heirs, successors and assigns be liable on any theory of liability for indirect, special, or consequential damages, lost profits or punitive damages in connection with this Supplemental Indenture; provided that the foregoing shall not limit the Company’s indemnification obligations to the Indemnified Persons in respect of damages incurred or paid by an Indemnified Person to a third party.

b)The Company shall not be liable for any settlement of any proceeding (or expenses relating thereto) effected without the Company’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Company’s written consent, or if there is a final judgment against an Indemnified Person in any such proceeding, the Company agrees to indemnify and hold harmless such Indemnified Person to the extent and in the manner set forth above. The Company shall not, without the prior written consent of the affected Indemnified Person, effect any settlement of any pending or threatened proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability and claims that are the subject matter of such proceeding, (b) does not include any statement as to any admission of fault or culpability, and (c) includes customary confidentiality and non-disparagement agreements; provided that, for the avoidance of doubt, no settlement pursuant to this sentence shall be binding on any Indemnified Person without such Indemnified Person’s consent. Each Indemnified Person shall be obligated to refund or return any and all amounts paid by the Company under this paragraph to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final non-appealable order of a court of competent jurisdiction.

c)If any proceeding is instituted involving any Indemnified Person for which indemnity is to be sought hereunder by such Indemnified Person, then such Indemnified Person will, to the extent permitted in connection with such proceeding, promptly notify the Company of the commencement of any such proceeding; provided, however, that the failure to notify the Company will not relieve the Company from any liability that the Company may have to such Indemnified Person hereunder.

d)The indemnity and expense reimbursement obligations set forth herein (i) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Consenting Holders or any other Indemnified Person and (ii) shall be binding on any successor or assign of the Company and the successors or assigns. For the avoidance of doubt, the indemnity provided in this Section 3.06 shall not apply to any taxes other than any taxes that represent losses, claims or damages arising from any non-tax claim.

e)The Company shall reimburse each Consenting Holder on the date hereof, for reasonable and documented fees and out-of-pocket expenses (inclusive of any reasonable estimate of fees and expenses through and including the date hereof), which shall be limited to the charges of Gibson, Dunn & Crutcher LLP, as counsel, incurred in connection with the preparation of this Supplemental Indenture.
Section 3.07    Consent. The issuance of (1) additional New Senior Secured Notes issued as payment in kind of interest accrued on the New Senior Secured Notes during the interest period thereunder ending August 1, 2026, pursuant to the terms thereof and (2) additional New Senior Secured Notes issued as payment for the consent fee payable to the holders of the New Senior Secured Notes consenting to the second supplemental indenture to the New Senior Secured Notes Indenture dated the date hereof (collectively, the “New Senior Secured Issuance”), is hereby irrevocably consented to in all respects.
Section 3.08    Waiver of Defaults. Any and all Defaults, Events of Default or other defaults that may have occurred, or that may arise under the Indenture, directly or indirectly, as a result of, or in connection with, the execution of this Supplemental Indenture, the issuance of any PIK Notes or Additional Notes hereunder (including any related incremental debt, interest and liens) and the New Senior Secured Issuance, are hereby irrevocably waived in all respects.
Section 3.09    Effectiveness. This Supplemental Indenture shall become effective upon (i) execution by the parties hereto, and (ii) payment of all accrued fees and expenses of Gibson, Dunn and Crutcher LLP as counsel to the Consenting Holders. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
* * *

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

INNOVATE Corp.

By:         /s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer

INNOVATE 2 Corp.

By:         /s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer

DBM Global Intermediate Holdco Inc.

By:         /s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer

U.S. Bank Trust Company, National Association,
As Trustee

By:         /s/ Quinton M. DePompolo
Name: Quinton M. DePompolo
Title: Vice President

U.S. Bank Trust Company, National Association,
As Collateral Trustee

By:         /s/ Quinton M. DePompolo
Name: Quinton M. DePompolo
Title: Vice President
[Signature Page to Second Supplemental Indenture]